News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Sarah Devine	Darcy Reese
Corporate Media Relations	Managing Director, Investor Relations
614/716-2011	614/716-2614

FOR IMMEDIATE RELEASE

AEP TO TRANSFER LISTING OF CORPORATE UNITS TO NASDAQ

COLUMBUS, Ohio, Sept.16, 2020– American Electric Power Company (NYSE: AEP) today announced it will transfer the securities exchange listing of its two series of 6.125% Corporate Units from the New York Stock Exchange (NYSE) to The Nasdaq Stock Market effective as of the open of trading on Thursday, Oct. 1. The last day of trading on NYSE will be Wednesday, Sept. 30. AEP's Corporate Units have been approved for listing on Nasdaq. Upon transfer, Corporate Units AEP PR B and AEP PR C will trade under the new ticker symbols AEPPL and AEPPZ, respectively.
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 17,400 employees operate and maintain the nation’s largest electricity transmission system and more than 221,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with more than 30,000 megawatts of diverse generating capacity, including approximately 5,300 megawatts of renewable energy. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, AEP Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide. For more information, visit aep.com.
---